Exhibit 10.1

September 5, 2007

Michael J. Nicholson

411 Beach 135th Street

Belle Harbor, NY 11694

Dear Mike,

We are very pleased to offer you an opportunity to join Ann Taylor in the position of EVP, Chief Financial Officer. By joining our organization, you will be contributing to our mission of providing updated classic clothing which addresses the ever-evolving lifestyles of women through both of our divisions: Ann Taylor and Ann Taylor LOFT, and our Ann Taylor Factory Stores.

Your anticipated start date is TBD and you will report directly to me.

Specific terms and conditions of this offer are as follows

Compensation

•	Your starting salary will be $525,000, to be paid semi-monthly. Please note that all payments will be subject to required withholding for federal, state and local taxes.

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Fiscal Year 2007 bonus eligibility will be 60% of your base salary prorated from your date of hire. This potential bonus will be determined by company corporate net income under the Annual Management Incentive Plan. For Fiscal Year 2007 this bonus is guaranteed to be a minimum of $100,000 and payable in March 2008.

•	You will receive a sign-on bonus of $50,000 which will be paid 30 days from your date of hire. 100% of this sign-on bonus is to be repaid in full if you voluntarily leave within one year of service.

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You are eligible for the Long Term Cash Incentive Plan (LTCIP) with a 30% target of your Annual Base Salary. Payment is based on the achievement of specific EPS and RONA targets over a three-year period.

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We are granting you 27,000 stock options. These options vest over a four (4) year period at 25% increments per year on each anniversary date of grant. You will receive a letter outlining the terms within 30 days from your hire date.

•	We are granting you 9,000 shares of Restricted Common Stock. The restrictions on these shares lapse over a four (4) year period in 25% increments

Paid Time Off

•	Your annual Paid Time Off entitlement is 25 days. For 2007, you are eligible for 9 days.

Benefits

•	You will be eligible for medical, dental, vision, life and disability insurance under the Ann Taylor, Inc. Welfare Benefit Plan available on a contributory basis after 30 days of service.

•	Contribution to a 401K plan may begin after 30 days of service under the Ann Taylor, Inc. Savings Plan.

•	Our discounted stock purchase plan is available on set enrollment dates during the year.

•	An Associate discount of 40% is available on all full-price merchandise and 25% off all permanently reduced-price merchandise, pending Ann Taylor credit card approval.

All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions.

Induction

On the Monday of your first week at 9:00 a.m., you are invited to attend an induction to Ann Taylor. This will be held at the following address:

7 Times Square Tower

New York, NY 10036

The terms and conditions of your employment with Ann Taylor are governed by the laws of New York State and standard company policies. Among other things, this means that the offer of employment is contingent upon you satisfactorily meeting all pre-employment requirements including background check, proof of your eligibility to work in the United States, and execution of the enclosed non-compete/severance agreement.

Please understand that this letter is not a contract of continuing employment. Your employment by Ann Taylor is “Employment At Will”, which means for no fixed term, and either you or Ann Taylor may terminate the employment relationship at any time and for any reason.

Please review the terms and conditions of employment outlined in this letter, sign and date the acknowledgment on the following page, and return all pages of this letter in the self-addressed stamped envelope. We have provided an additional copy for your records.

Ann Taylor values the unique talents that each new hire brings to our organization. We look forward to welcoming you to our team, and providing you with the opportunity to grow professionally in a supportive environment. If you have any questions regarding this offer, please contact me.

Sincerely,

/s/ Kay Krill
Kay Krill
President, CEO, Ann Taylor Stores Corporation

Acceptance of Offer

My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter. I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies.

Signature:	/s/ Michael J. Nicholson	Date: September 10, 2007

Enclosed:

•	Benefits Reflections Guide

•	Business Conduct Guidelines

•	New Hire forms

•	Background Check Consent Form** and Summary of Rights

**	Return this signed form along with the Offer Letter